Exhibit 10.7
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 203.406
SUPPLY AGREEMENT
     This Supply Agreement (“Agreements) is entered into this date, April 12th, 2011, between Myriant Technologies, Inc (“SELLER”) having its place of business at 1 Pine Hill Drive, Batterymarch Park II, Suite 301, Quincy MA 02169 and Wilson Industrial Sales Company, Inc. (“BUYER”) having its place of business at 201 South Wilson Street, Brook, IN 47922. The BUYER and SELLER are sometimes individually referred to as Party and collectively as the Parties.
WITNESSETH:
     Whereas, SELLER is planning to manufacture commercial grade succinic acid and as byproduct of this manufacturing process SELLER is expected to produce a large volume of 40% (w/v) Liquid Ammonium Sulfate (“Product”) in its demonstration plant to be built at Lake Providence, LA;
     Whereas, BUYER is in the business of marketing the Product and plans to purchase the entire production of Product by SELLER at its plant in Lake Providence, LA;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein the Parties agree as follows:
1.0 QUANTITY:
SELLER expects to produce 52,500 tons of Liquid Ammonium Sulfate per year and BUYER will buy the entire production of SELLER’s Product in installments as and when it becomes available.
2.0 QUALITY:
Determination of the suitability of the Product supplied hereunder for the uses and applications contemplated by BUYER and others shall be the sole responsibility of BUYER. All warranties by SELLER pertaining to the Product are expressed in this paragraph. SELLER warrants that upon delivery to BUYER the Product supplied hereunder meets the specification expressly agreed upon in writing by the parties and attached hereto as EXHIBIT A. SELLER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, STATUTORY, BY OPERATION OF LAW OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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3.0 PRICE:
The price paid to SELLER is based on [...***...]. [...***...] (including the amortized cost of the storage facility set out in Section 9.0 of this Agreement) incurred by the BUYER. The storage charge paid for storing the Product at SELLER’s Lake Providence Plant goes toward the amortization cost as described in Section 9.0 below. The price paid to SELLER will be [...***...]% of the [...***...] subject to the following conditions: (1) When the [...***...] is below $[...***...], the BUYER will retain $[...***...] and the SELLER is entitled to the rest of the [...***...]. Prior approval by SELLER to BUYER would be required before BUYER could sell the Product for [...***...] below $[...***...] (2) The BUYER is not assured of any minimum profit under this Agreement. For example, when the [...***...] is less than $[...***...], SELLER is not obligated to compensate the BUYER so that the BUYER would receive a profit of $[...***...]. However, if the [...***...] is less than $[...***...], BUYER will obtain prior written approval from SELLER, and SELLER will pay BUYER a sum sufficient to make the [...***...]. (3) When the [...***...] is $[...***...], the [...***...] will be shared in the ratio of [...***...]% to BUYER and [...***...]% to SELLER. Given below are three examples to illustrate the sharing of [...***...] between BUYER and SELLER.
     EXAMPLES:
[...***...].

[...***...].

[...***...].
4.0 FREIGHT:
BUYER will be required to acquire multiple freight rates from qualified carriers for all delivered sales including quotes supplied from SELLER’S contracted logistics supplier. SELLER is then required to use the company that produces the best freight rates for those loads that are available in a timely fashion.
5.0 TITLE TRANSFER:
Title and risk of loss and all liability with respect to the Product will transfer to BUYER when the truck or barge leaves SELLER’s plant at Lake Providence, LA.
6.0 TERMS OF CONTRACT:

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BUYER will purchase entire production of SELLER’S liquid ammonium sulfate produced at SELLER’S Lake Providence, LA production plant on an even take basis for five (5) years and three (3) months beginning on October 1, 2011 and ending on December 31, 2016 with an automatic renewal for two (2) years upon the end of the initial term period or any renewal term period unless either Party notifies the other in writing at least one (1) year prior to the automatic renewal date that there is no intention of renewal.

BUYER will provide SELLER with sales and revenue forecast & projections for the next eighteen (18) months semi-annually at the beginning of the first and third quarter of each contract year. Mutual agreement will be made on all sales and pricing.
7.0 ASSIGNMENT:
Neither Party may assign this Contract, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld.
8.0 FORCE MAJEURE:
Other than as expressly provided herein, neither Party shall be liable for delays in performance caused by acts of God or the public enemy, embargoes, strikes, lockouts or labor disturbances, compliance with or other action taken to carry out the intent of purpose of any law or administrative regulation having the effect of law now or hereafter enacted, nor shall either Party be liable for delays in performance due to any contingency beyond its reasonable control. In the event of any such occurrence, the period for the Party’s performance affected thereby shall be extended for such periods as reasonably required under the circumstances.
9.0 STORAGE OPTIONS:
BUYER will have built and pay for a storage facility to hold [...***...] ton of Product constructed on SELLER’S site. BUYER will initially fund up to $[...***...] for the construction of the storage facility. The cost of said storage facility will be repaid to BUYER by SELLER over a five (5) year amortization period (with [...***...]% interest). Payments will be assuming 52,500 ton per year production, deducted from SELLER’S revenue until such time total amount has been paid.

An example: [...***...].

SELLER acknowledges and agrees that SELLER will have complete responsibility for the maintenance, repair, and replacement of the storage

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facility, and all such activities will be carried out by SELLER at SELLER’s expense.

If this agreement is terminated for any reason prior to SELLER [...***...] BUYER for the [...***...] of the storage facility with interest as set out above, [...***...].

In order to secure SELLER’S repayment obligations to BUYER, SELLER agrees to grant BUYER a first priority security interest in the storage facility and agrees to execute a security agreement and such other documentation requested by BUYER to perfect such security interest.
10.0 LOADING:
SELLER will have capacity of loading on the property during regular loading hours [...***...] per day. Normal loading hours at SELLER’S plant to be agreed upon but would expect to be approximately [...***...] per day, Monday through Saturday at a minimum to accommodate production volume.
11.0 WEIGHTS:
Weights will be determined by weights from scale at SELLER’S location or barge drafts and shall govern unless proven in error. Net ton is equal to 2000 lbs.
12.0 PAYMENT TERMS:
Payment terms will be SELLER’S normal payment terms of net [...***...] days from date of invoice. BUYER will fax information to SELLER for billing purposes of load numbers, tonnage and price.
13.0 GOVERNING LAW:
This contract shall be governed and construed under the laws of the State of Louisiana.
14.0 ARBITRATION:
In the event that a disagreement arises in this agreement, both parties would agree to use arbitration to solve any issues. Arbitration shall be conducted in the state of New York and the firm chosen must be agreeable by both Parties.
15.0 INSURANCE:
BUYER agrees, at all times during the term of this Contract, to carry at its own expense and keep in force the following minimum levels of insurance

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as listed below and other insurance as required by all applicable laws and governmental bodies and agencies. Such insurance shall be procured from insurers rated A, Class VII or better by A. M. Best Company and be in a form satisfactory to SELLER.
a)	Worker’s Compensation insurance as prescribed by applicable state Workers’ Compensation acts to provide statutory coverage and Employers’ Liability insurance to include $1,000,000 per employee, $1,000,000 per accident and $1,000,000 in the aggregate.

b)	Commercial General Liability insurance on an occurrence basis with $5,000,000 per occurrence limit for bodily injury, property damage, personal and advertiser’s injury, $5,000,000 aggregate limit for products/completed operations and a $5,000,000 general aggregate limit. This Commercial General Liability insurance to include coverage for contractual liability and sudden and accidental pollution.

c)	Business Automobile Liability insurance including comprehensive third party coverage for injury, including death and property damage with a combined single limit of $5,000,000 per occurrence including coverage for owned, non-owned and hired vehicles.
An MCS-90 endorsement is required if hauling hazardous materials. Coverage shall include Endorsement CA 9948 or equivalent, providing transportation related pollution coverage.

None of the above policies shall contain exclusions that would preclude coverage for pollution related risks associated with the scope of services provided to SELLER by the BUYER. All insurance policies, except Workers Compensation, shall name SELLER and all subsidiary corporations, affiliates, agents, employees, officers and directors as an Additional Insured. All policies shall include a Waiver of Subrogation where permissible by law and all policies shall be primary and non-contributory.
16.0 INDEMNIFICATION:
Each Party shall defend, indemnify and hold the other Party harmless from and against any liability, loss and expense (including reasonable attorney fees) arising from (a) fines and civil penalties; and (b) personal injury to, or damage to the property of, third persons in each case to the extent that (a) and (b) are caused by the first Party’s negligence, willful misconduct, or violation of law.

BUYER’S exclusive remedy, and SELLER’S sole liability, on any claim with respect to the Product supplied hereunder, whether statutory, tort,

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negligence, strict liability, contract or warranty, shall be limited to rejection of any Product not in compliance with the Specifications in Exhibit A and, at SELLER’S option, replacement of or reimbursement for such nonconforming Product as determined by the net price paid to SELLER. No claim of any kind, whether as to Product delivered or for non-delivery or untimely delivery of Product, and whether arising in tort or Contract, shall be greater in amount than the purchase price of the Product in respect of which such damages are claimed; and the failure to give notice of claims within thirty (30) days from the date of delivery, or the date fixed for delivery, as the case may be, shall constitute an unconditional waiver by BUYER of all claims in respect of such Product. SELLER shall not be liable to either BUYER or BUYER’S customers in contract or warranty, or in tort (including negligence or strict liability) or under any regulatory or other theory or cause of action, implied or otherwise for special, indirect, incidental, consequential or punitive damages such as, but not limited to, lost profits, or injury or damage caused to property or persons by reason of the application or use of any Products. BUYER agrees to include the substance of this Section in all of its quotations, offers and contracts for sale of Products.

If the BUYER breaches the Agreement after written notice from SELLER specifying the nature of the breach and BUYER fails to cure the breach within thirty days of BUYER’S receipt of SELLER’S notice, the SELLER is entitled to incidental expenses incurred in identifying another buyer for the Product. In addition, if the BUYER breaches the Agreement after written notice from SELLER specifying the nature of the breach and BUYER fails to cure the breach within thirty days of BUYER’S receipt of SELLER’S notice, SELLER will be allowed to use the storage facility for the Product built on the SELLER’S site and the SELLER will be allowed to make annual payments according to the amortization schedule in the Section 9.0.
17.0 ENTIRE AGREEMENT:
This Contract contains the entire agreement and understanding of the Parties in regard to the subject matter hereof and supersedes and replaces all prior oral or written agreements, statements or representations of the Parties in regard to the subject matter hereof.

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BUYER			SELLER
Wilson Industrial Sales Co., Inc.			Myriant Technologies

By:	/s/ Steve Wilson		By:	/s/ Cenan Ozmeral
	Printed:	Steve Wilson		Printed:	Cenan Ozmeral
	Title:	President		Title:	Chief Operating Officer

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EXHIBIT A
Product specification (40% Liquid Ammonium Sulfate)
     [...***...]

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